UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 4, 2016

Commission File Number:  000-49760

Petro River Oil Corp.
(Exact name of registrant as specified in its charter.)

Delaware
(State or other jurisdiction of incorporation or organization)
98-0611188
(IRS Employer Identification No.)

205 East 42nd Street, Fourteenth Floor, New York, New York 10017
(Address of principal executive offices)

469-828-3900
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 4, 2016 (the "Closing Date"), Petro River Oil Corp. (the "Company") executed an Asset Purchase and Sale and Exploration Agreement (the "Agreement") to acquire a 13.75% working interest in certain oil and gas leases located in southern Kern County, California (the "Project"). Horizon Energy Partners, LLC ("Horizon Energy") also purchased a 27.5% working interest in the Project. The Company is currently a party to a conditional purchase agreement with Horizon I Investments, LLC to acquire a 20% interest in Horizon Energy. The acquisition is expected to close in April 2016.

Under the terms of the Agreement, the Company paid $83,333 net in cash to the sellers on the Closing Date, and is obligated to pay certain other costs and expenses after the Closing Date related to existing and new leases as more particularly set forth in the Agreement. In addition, the sellers are entitled to an overriding royalty interest in certain existing and new leases acquired after the Closing Date, and the Company is required to make certain other payments, each in amounts set forth in the Agreement.

The foregoing description of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1, and is incorporated by reference herein.

Item 8.01 Other Events.

On March 9, 2016, the Company issued a press release announcing the execution of the Agreement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petro River Oil Corp.

Date:   March 10, 2016
By:	/s/ Scot Cohen

Name: Scot Cohen
Title: Executive Chairman

Exhibit Index

Exhibit No.	Description
EX-10.1	Petro River_Asset Purchase and Sale and Exploration Agreement_3.4.16
EX-99.1	Press Release